FIRST AMENDMENT TO LEASE

        This FIRST AMENDMENT TO LEASE ("First Amendment") is entered into as of this 25th day of April, 1997, between THE CARTER FAMILY INVESTMENT PARTNERSHIP, L.P., a California limited partnership ("Lessor") and NATIONAL TELEPHONE & COMMUNICATIONS, INC., a Delaware corporation ("Lessee").

RECITALS:

        WHEREAS, Lessor as the lessor entered into that certain Standard Industrial/Commercial Single-Tenant Lease-Net dated April 18, 1997 (the "Lease") with Lessee, as lessee, with respect to those certain premises more particularly described in the Lease (the "Premises"); and

        WHEREAS, Lessor and Lessee entered into the Lease as part of a series of transactions required by the terms of a Memorandum of Agreement dated March 27, 1997 (the "Memorandum Agreement"); and

        WHEREAS, the parties now desire to modify certain of the terms and provisions of the Lease; and

        WHEREAS, the parties now desire to modify the Lease as a consequence of Lessee having waived certain conditions and covenants of the Memorandum Agreement, and

        WHEREAS, Lessor has borrowed the amount of $5,004,000 from Lessee, which loan is secured by a first deed of trust ("NTC Loan") encumbering the Premises and Lessee desires that the NTC Loan be discharged in whole or in part with the proceeds of a new loan to be obtained from First Bank & Trust Co. et. al. in the amount of $5,000,000 to be secured by a first trust deed encumbering the Premises ("First Bank Loan"); and

        WHEREAS, Lessor is desirous of obtaining financing on terms different from the First Bank Loan and Lessee desires to have the NTC Loan repaid as soon as possible;

        NOW, THEREFORE, in consideration of the mutual covenants herein conveyed and the willingness of Lessor accepting the First Bank Loan to pay the NTC Loan, the parties hereto agree as follows:

        1.    Defined Terms:    Defined terms herein which appear as defined terms in the Lease shall have the meaning given to such terms in the Lease except as herein provided.

        2.    Additional Insurance.    Lessee shall obtain earthquake and flood damage insurance for the Premises in an amount equal to the full replacement value of the Premises, but in no event less than the principal balance of the First Bank Loan and the Lessee's Note. Lessee shall be relieved of the obligation to maintain such insurance on the earlier of the date on which Lessor's obligations become "non-recourse" pursuant to the terms of the First Bank Loan and the date on which Lessor obtains a non-recourse loan with respect to the Premises. Except for the foregoing, all provisions contained in Section 8 of the Lease shall continue in full force and effect.

        3.    Exercise of Option.    The time by which Lessee must exercise any option to extend the term of the Lease shall be twenty-four (24) months prior to expiration of the Lease.

        4.    Lease Modification for Financing.    Provided that Lessee's obligations or liability under the Lease are not increased in any material respect as a result thereof, Lessee shall execute such reasonable modifications to the Lease as may be required by any institutional lender making a non-recourse loan to Lessor secured by a first trust deed encumbering the Premises having a principal balance of $5,000,000. Any such institutional lender shall provide Lessee with a non-disturbance agreement reasonably satisfactory to Lessee in the event such lender requires that the Lease be subordinate to the lien of such lender's deed of trust. If Lessee considers the requirements of any such lender to be unreasonable, the reasonableness of such requirements shall be submitted to arbitration in accordance with the terms of the Lease.

        5.    Increased Security Deposit.    At the commencement of each extension, Lessee shall increase its deposit to an amount equal to one month's Base Rent for the first month of such extension term.

        6.    Estoppel/Rent Acknowledgment.    On May 1 of each calendar year, or such time as any lender or Lessor may request, the parties will execute an acknowledgment of the amount of monthly rent to be paid during the succeeding twelve (12) calendar month period in accordance with the rent formula set forth on Exhibit "B" of the Lease.

        7.    Reserved.

        8.    Rent Abatement.    The rent abatement allowed pursuant to Item 15 of the Addendum to the Lease shall be conditioned upon Lessor receiving insurance for rental interruption which shall pay Lessor the amount of such abatement unless the event giving rise to the right of abatement is the result of Lessor's willful misconduct.

        9.    Cooperation With Lender.    Lessee shall provide reasonable, non-privileged information as a prospective lender of Lessor may reasonably require as a condition of making such loan, including an inspection of the Premises, and providing current financial information on Lessee. Lessee shall provide such information reasonably requested by Lessor or a prospective Lender making such request, but no later than twenty (20) days.

        10.    Late Charges.    Item 23 of the Lease Addendum referring to Paragraph 13.4 of the Lease shall be further amended to provide that in lieu of the late charge imposed by said Paragraph, there shall be imposed a late charge equal to One Thousand Two Hundred Fifty Dollars ($1,250) plus any penalty or increased interest on the First Bank Loan, if any, charged by the Lender solely as a result of a Base Rent payment not being made by Lessee when due and Lessor's consequent failure to make timely payment to First Bank. The parties acknowledge that Lessor is depending on the income stream from the rent to pay debt service on the First Bank Loan, and that the amount of any late charge reflects the actual losses sustained by Lessor as a result of the inability to timely make payment on the First Bank Loan. Upon the                        termination (repayment) of the First Bank Loan all references to First Bank shall with lender, [ILLEGIBLE] to [ILLEGIBLE] lender [ILLEGIBLE] replacement loan (refinancing).

        11.    Right of First Refusal.    If Lessee exercises the right of first refusal contained in Item 38 of the Addendum to the Lease, such exercise shall be in writing and delivered to Lessor within such thirty (30) day period and shall be subject to the following: the amount of any earnest money deposit shall be delivered to Lessor upon the exercise of Lessee's right of first refusal and Lessee shall waive any due diligence contingencies and/or Seller's warranties concerning the condition of the Premises. Title shall be transferred to Lessee in such condition as existed at the inception of the Lease unless any additional exceptions to title are approved by Lessor.

        12.    No Violation of Loan.    Lessee hereby agrees that the lease terms pertaining to the use of casualty and condemnation proceeds shall be subject to the terms and conditions of the First Bank Loan. Lessee will not commit any act which would constitute a default under any deed of trust encumbering the Premises which secures the loan of an institutional lender to Lessor.

        13.    Superseding Agreement.    This First Amendment shall modify the Lease and supersede all terms and conditions contained therein. Furthermore, the terms of the Lease and this First Amendment shall modify the agreement of March 27, 1997 to the extent any terms are inconsistent therewith.

        IN WITNESS WHEREOF, the parties hereto have executed this first amendment on the 25th day of April, 1997 at Irvine, California.

LESSEE:	NATIONAL TELEPHONE & COMMUNICATIONS, INC., a Delaware Corporation
	By:	/s/ ED JACOBS
Ed Jacobs, Chairman of the Board
LESSOR:	THE CARTER FAMILY INVESTMENT PARTNERSHIP, L.P., a California limited partnership
	By:	/s/ JAMES C. CARTER
James C. Carter, General Partner

SECOND AMENDMENT TO LEASE AGREEMENT

        This Second Amendment to Lease Agreement ("Amendment") is made this            day of November; 1997 by and between The Carter Family Investment Partnership L.P., a California Limited Partnership ("Lessor") and National Telephone & Communications, Inc., a Delaware corporation ("Lessee").

        1.    Definitions:    The definitions used in this Amendment shall have the same meanings as those used in the Lease dated April 18, 1997, as amended by that certain First Amendment to Lease Agreement dated April 25, 1997.

        2.    Commencement of Agreement:    The provisions of this Amendment shall become effective upon the funding of a loan to the Lessor from Allstate Life Insurance Company ("Allstate").

        3.    Base Rent:    Exhibit B, Item (b) of the lease shall be deleted and replaced with the following:

          (b)  Forty-Two Thousand Eight-Hundred Nineteen Dollars and Nine Cents ($42,819.09)

        4.    Modification; Survival.    Any modification of the provisions of this Amendment shall require the prior written consent of Allstate. The provisions of this Amendment shall survive any acquisition by Allstate of the property of which the Premises are a part, including, but not limited to acquisition by judicial foreclosure, non-judicial foreclosure or deed-in-lieu of foreclosure.

        5.    Superseding Provisions:    In the event of a conflict between the term(s) of this Amendment and the original terms of the Lease, such term(s) of this Amendment shall control.

        IN WITNESS WHEREOF, Lessor and Lessee have executed this Second Amendment to Lease Agreement on the date hereinabove stated at Irvine, California.

LESSEE:		LESSOR:
National Telephone & Communications Inc., A Delaware Corporation		The Carter Family Investment Partnership L.P., a California Limited Partnership
By:		By:
	/s/ Victor C. Streufert Victor C. Streufert, Sr. VP		/s/ James C. Carter James C. Carter
			Address:	8424 Paseo Del Ocaso La Jolla, CA 92037
By:
, Secretary
Address:	2801 East Main St. Irvine, CA 92714

THIRD AMENDMENT TO LEASE AGREEMENT

        This Third Amendment to Lease Agreement ("Amendment") is made the 1st day of November, 1997 by and between The Carter Family Investment Partnership, L.P., a California limited partnership ("Lessor") and National Telephone Communications, Inc., a Delaware corporation ("Lessee").

        1.    Definitions.    The definitions used in this Amendment shall have the same meanings as those used in the Lease dated April 18, 1997, as amended by that certain First Amendment to Lease Agreement dated April 25, 1997 and that certain Second Amendment to Lease Agreement dated as of November 1, 1997.

        2.    Purpose.    The purpose of this lease is to satisfy certain conditions of Allstate Life Insurance Company ("Lender"), from whom Lessor is obtaining a loan (the "Allstate Loan") for the refinancing of the Lessor's fee title interest in the property that is the subject of the Lease (the "Property") and the payoff of the financing presently encumbering the Property.

        3.    Term of Agreement.    The term of this Agreement shall commence upon the funding of an Allstate Loan to the Lessor and shall continue so long as any sums remain due and outstanding to Lender.

        4.    Absolute Assignment.    Upon funding of the Allstate Loan, Lessor agrees to execute and deliver, in acceptable form to the Lender, an absolute assignment of Lessor's interest in the Lease, as additional security for the Allstate Loan.

        5.    Disposition of Condemnation and Casualty Insurance Proceeds.    Lessor and Lessee agree that Lessor and Lessee shall be bound by the provisions of all of the terms and provisions of the documents evidencing the Allstate Loan concerning condemnation and casualty insurance proceeds, including the right of Lender to recover from such proceeds an amount up to the then unpaid balance of the Allstate Loan. In addition, in the event that Lessee fails to rebuild, Lessor acknowledges that if Lessor determines to rebuild the premises or portions thereof, the Property shall meet the 105% Debt Coverage Ratio test as set forth in the Allstate Mortgage.

        6.    Insurance.    Lessor and Lessee acknowledge and agree that Lender shall be named as an additional insured and loss payee under any policy of casualty insurance required under the Lease.

        7.    No Subordination of Fee.    Lessor and Lessee acknowledge and agree that Lessor shall not, under any circumstances, agree to subordinate Lessor's fee interest in the Property to any Trust Deed encumbering Lessee's leasehold interest.

        8.    Arbitration Rights.    In the event of any arbitration proceedings arising in any manner under the Lease, Lender shall have the right to participate in any such arbitration proceedings, in direct association with Lessor or on its own behalf, as an interested part.

        9.    Lessor's Loan.    The entire Item 5 of the Lease Addendum is hereby deleted in its entirety.

        10.    Superseding Provisions.    In the event of a conflict between the terms of this Amendment and the original terms of the Lease, such terms of this Third Amendment shall control.

        IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment to Lease Agreement on the date hereinabove stated at Irvine, California.

LESSEE:		LESSOR:
National Telephone & Communications, Inc.		The Carter Family Investment Partnership, L.P., a California limited partnership
By:		By:
	/s/ Victor C. Streufert Victor C. Streufert, Sr. VP		James C. Carter, General Partner
			Address:	8424 Paseo Del Ocaso La Jolla, CA 92037
By:
, Secretary
Address:	2801 East Main St. Irvine, CA 92714

TENANT ESTOPPEL CERTIFICATE

Dated:	December 11, 1997
To:	Allstate Life Insurance Company ("Lender") 3075 Sanders Road, Suite G5C Northbrook, Illinois 60062-7127
From:	National Telephone Communications, Inc., a Delaware corporation ("Lessee") 2801 East Main Street Irvine, California 92714
Re:
Application No.
Lease Agreement dated April 18, 1997, as amended ("Lease") between The Carter Family Investment Partnership L.P., a California limited partnership, as lessor ("Lessor"), and Lessee, as lessee ("Lessee"), for the real property and improvements thereon located in the City of Irvine, County of Orange, State of California (the "Premises"), consisting of:

"Parcel A": The real property legally described as Parcel A in Exhibit A attached hereto, together with the improvements thereon, commonly known as 2801-2811 East Main Street; and the unimproved real property legally described as Parcel B in Exhibit A attached hereto.

        1.    Lessee hereby certifies that the following representations with respect to the Lease are accurate and complete as of the date hereof:

  a.
  Dates of all amendments, letter agreements, modifications and waivers related to Lease:

                i.  First Amendment to Lease Agreement dated April 25, 1997

              ii.  Second Amendment to Lease Agreement and Third Amendment to Lease Agreement dated November 1, 1997

  b.
  Commencement Date: April 18, 1997

  c.
  Expiration Date: April 30, 2002

  d.
  Current Annual Base Rent: ** (based upon the provisions of Exhibit B to the Lease, a copy of which is attached hereto and made a part hereof).

**
$42,819.09 plus $15,000 per month until 1/1/98 and then $42,819.09 plus $25,000 per month

e.
Rent Increases:

              A.  Adjustment Date: Annually on April 30

              B.  Amount of Increase: (see Section (b) of Exhibit B attached hereto)

  f.
  Square Footage of Premises: Approximately 10.434 acres and approximately 64,310 square feet of improvements

  g.
  Security Deposit Paid to Landlord: $48,000.00

  h.
  Renewal Options: Seven (7) additional terms of five (5) years, with CPI increases to the base rent component set forth in Section (a) of Exhibit "B" plus CPI increases to such amount made as a result of the exercise of previous extension options.

  i.
  Termination Options: NONE

  j.
  Rights of First Refusal: Right of first refusal to purchase any portion of the Premises.

        2.    Lessee further certifies that:

          a.    The Lessee is the lessee under the Lessee and the sole tenant of the Premises.

          b.    The Lease contains the full and complete agreement of the parties with respect to the subject matter thereof and a true, correct, complete and accurate copy of the Lease is attached hereto as Exhibit B. No other understandings (oral or written) exist with respect thereto. The Lease is in full force and effect.

          c.    The Lease has not been assigned and the premises have not been sublet by Lessee.

          d.    Lessee has accepted and is occupying the Premises, the Premises have been fully delivered to Lessee and any payments, credits, or abatements (except abatement of the base rent component described in Section (a) of Exhibit B attached hereto) required to be given by the Lessor to Lessee have been given.

          e.    No installment of rent or other charges under the Lease other than current monthly rent has been paid more than thirty (30) days in advance and Lessee is not in arrears on any rental payment or other charges.

          f.      Lessor has no obligation to segregate the security deposit or to pay interest thereon.

          g.    Lessee has no existing defenses, offsets, liens, claims, or credits against the payment obligations under the Lease.

          h.    Lessee has not been granted any options or rights to terminate the Lease earlier than the Expiration Date.

          i.      Lessee has not received notice of violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

          j.      No hazardous wastes or toxic substances, as defined by all applicable federal, state, or local statutes, rules or regulations have been disposed, stored, or treated on or about the Premises by Lessee.

          k.    All rents, insurance premiums, administrative fees, taxes, impositions, utilities, and other charges that the Lessee is required to pay to Lessor pursuant to the Lease have been paid in full through October 31, 1997.

          l.      There is no default or Event of Default under the Lease in the payment of rent or otherwise, and there exists no condition, event, fact, or occurrence that by service of notice or passage of time, or both, if uncured, would constitute an Event of Default on the part of Lessee or Lessor.

          m.    Lessee has not granted any mortgages, liens, or deeds of trust encumbering Lessee's leasehold interest that are superior to the Lease.

        3.    This Estoppel Certificate is made with the knowledge that Lender is about to provide Lessor with financing that shall be secured by a Deed of Trust, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing (the "Mortgage") encumbering the Lessor's interest in the Premises. Lessee acknowledges the present assignment of Lessor's interest in the Lease to Lender in connection with such financing. In that regard, Lessee agrees, for the benefit of Lender, as follows:

          a.    Lessee agrees that the Lender shall have no liability under the Lease unless and until Lender takes possession of the Lessor's interest thereunder. Lessee hereby agrees that the consummation of such loan to Lessor or the foreclosure or exercise of any or all rights and remedies afforded to Lender thereunder shall not constitute a default or Event of Default under the Lease, nor will it constitute an event permitting Lessee to terminate the Lease.

          b.    Lessee hereby agrees that the Lease shall not be surrendered, canceled, or terminated by the Lessee or amended without Lender's prior written approval.

          c.    Lessee hereby agrees to give Lender written notice of any breach of covenant or default of Lessor under the Lease and in connection therewith Lessee shall afford Lender a thirty (30) day period, or such longer period as may be provided by the Lease, in which to cure such breach of covenant or default that is susceptible of cure by Lender. Lessee further agrees to give Lender such time as may reasonably be required to obtain possession or to institute and complete foreclosure proceedings or otherwise to acquire Lessor's fee interest and to cure any breach of covenant or default in the case of a default that is only susceptible of being cured by taking possession or foreclosing and obtaining title, or both. In such event, Lessee shall forbear from exercising its remedies under the Lease while such remedies are being diligently pursued by Lender. Further, Lessee shall not, as to Lender, require cure of any such default that is not susceptible of cure by Lender.

          d.    Lessee will not enter into or grant any mortgages, liens, or deeds of trust of the Lessee's leasehold interest that may be superior to the Lease or to Lender's mortgage.

          e.    Lessee agrees to furnish Lender with copies of all notice served on the Lessor under the Lease concurrently with any delivery to Lessor by certified mail, return receipt requested, at 3075 Sanders Road, Suite G5C, Northbrook, Illinois, 60062-7154, Attn: Commercial Mortgage Division, with a copy to 3075 Sanders Road, Suite G5A, Northbrook, Illinois 60062-7127, Attn: Investment Law Division, or at such other address as Lender may notify Lessor in writing.

        4.    The provisions and agreements set forth in this Estoppel Certificate shall be binding upon and inure to the benefit of the Lessee and the Lender and their respective successors and assigns.

LESSEE
NATIONAL TELEPHONE COMMUNICATIONS, INC. a Delaware corporation
By:	/s/ Victor C. Streufert
	Its:	Sr. VP
By:

Its:

James C. Carter, General Partner
The Carter Family Investment Partnership
8424 Paseo Del Ocaso
La Jolla, California 92037
(619)456-6213

February 24, 1999

Mr. Michael Keebaugh
Senior Vice President
incomnet communications corporation
2501 East Main Street
Irvine, California 92714

RE:	Letter of Amendment/Lease Dated April 18, 1997, as amended by that First Amendment to Lease Agreement dated April 25, 1997, that Second Amendment to Lease Agreement dated November 1, 1997, and that certain Third Amendment to Lease Agreement dated November 1, 1997, between The Carter Family Investment Partnership, as Lessor, and National Telephone & Communications, Inc., as Lessee, as predecessor-in-interest to the present Lessee.

Dear Mr. Keebaugh:

        This letter will confirm that in consideration of incomnet communications corporation, a                    corporation, as successor-in-interest to National Telephone & Communications, Inc., a Delaware corporation, releasing all of its rights and privileges in and to that portion of the premises described under the above-referenced Lease as "Parcel 2", the total monthly rental due and owing under the Lease, as calculated and adjusted in accordance with the terms of the Lease, shall be reduced by the amount of $10,000 per month, for the remaining term, and any extensions thereof, of the Lease.

        As of the effective date of this Letter of Amendment, Lessee shall have no further obligations or rights with regard to such property, including the maintenance of insurance or utilities for such Parcel or the payment of property taxes or any other charges or assessments directly attributable to such Parcel. The rights and obligations under this Letter of Amendment, provided such Letter of Amendment is fully executed by the Lessor and Lessee, shall be effective as of March 1, 1999. For any other monthly period, less than one full month, such rent or reduction shall be prorated, based upon the number of days in such applicable monthly period.

        Commencing as of the effective date of this Letter of Amendment, the term "Premises," as defined under the Lease, shall no longer include Parcel 2, but shall include all other rights, privleges, and obligations, as relating to all other portions of the Premises as described under the Lease. Except as modified herein, the terms of the Lease, as previously amended or modified, shall remain in full force and effect. A copy of this Letter of Amendment shall be attached to and become part of the original Lease, and shall be binding upon and enure to the benefit of the representatives, agents, and successors-interest, of Lessor and Lessee.

Sincerely,
The Carter Family Investment Partnership, a California Limited Partnership
By:
James C. Carter, General Partner
Acknowledged and Agreed:
incomnet communciations corporation, a corporation, as Successor-in-Interest to National Telephone & Communications, Inc., a Delaware corporation
By:	Michael Keebaugh, Senior Vice-President